Exhibit 16.1

October 17, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Cornerstone Propane Partners L.P.’s Form 8-K dated October 17, 2003, and have the following comments:

1.               We agree with the statements made in:

•                Paragraph 2

•                Paragraph 4

•                Paragraph 5

•                Paragraph 6, sentence 1

•                Paragraph 7

•                Paragraph 8

•                Paragraph 9

•                Paragraph 10

•                Paragraph 12

2.               We have no basis on which to agree or disagree with the statements made in:

•                Paragraph 1, except that we agree that we were notified by the Partnership of our termination on October 13, 2003

•                Paragraph 3

•                Paragraph 6, sentence 2

•                Paragraph 11

Yours truly,

/s/ Deloitte & Touche LLP